Exhibit 3.1.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WEBMEDIABRANDS INC.

Pursuant to Section 242 of the General Corporation Law

THE UNDERSIGNED, being a duly appointed officer of the Board of Directors of WebMediaBrands Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: That the Amended and Restated Certificate of Incorporation was filed on June 24, 1999 with the Secretary of State of the State of Delaware and was amended by a Certificate of Amendment filed on May 24, 2001 with the Secretary of State of the State of Delaware, a Certificate of Amendment filed on August 30, 2002 with the Secretary of State of the State of Delaware, and a Certificate of Amendment filed on February 23, 2009 with the Secretary of State of the State of Delaware.

 SECOND: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

 THIRD: That, effective as of 5:00 p.m. Eastern time on the date of the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of WebMediaBrands Inc. with the Secretary of State of the State of Delaware (the “Effective Time”), the FOURTH Article of the Certificate of Incorporation is hereby deleted and replaced in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 18,750,000 shares of common stock having a par value of $.01 per share and 4,000,000 shares of preferred stock having a par value of $.01 per share. To the extent not otherwise provided for by, and not inconsistent with, this Certificate of Incorporation, there is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of such preferred stock, the voting power and the designations, preferences and relative, participating, operational or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated.

The shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Company immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two to ten shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the two-to-ten range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation by press release.  Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair value of a share of Common Stock , as determined by the board of directors of the Corporation, immediately following the Effective Time.

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Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, either a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified or evidence that the Corporation’s transfer agent has registered in electronic or “book entry” format” the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 15th day of August 2012 and affirms the statements contained herein as true under penalties of perjury.

WEBMEDIABRANDS, INC.

/s/ Alan M. Meckler

Name: Alan M. Meckler

Title: Chairman and Chief Executive Officer

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